Libbey Inc. 300 Madison Ave Toledo, OH 43699

NEWS RELEASE

CORPORATE CONTACTS:	INVESTOR INQUIRIES:
James Burmeister, Vice President, CFO	Chris Hodges or Sam Gibbons
(419) 325-2135	Alpha IR Group
jburme@libbey.com	(312) 445-2870
LBY@alpha-ir.com
Jamie Burt, Media
(419) 325-2672
jburt@libbey.com

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 1, 2017

LIBBEY INC. ANNOUNCES SECOND QUARTER RESULTS

Net sales results in line with Company expectations; second-half outlook expected to demonstrate growth as compared to the prior-year

TOLEDO, OHIO, AUGUST 1, 2017--Libbey Inc. (NYSE American: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the second quarter ended June 30, 2017.

Business Highlights

•	Net sales $197.5 million, down 5.0 percent versus prior year, or down 4.1 percent in constant currency

•	Net loss of $0.8 million, down $9.5 million versus prior year

•	Adjusted EBITDA (Table 1) $20.2 million, compared to $40.6 million in the second quarter of the prior year
“Second quarter sales results were in line with our expectations, as an intensely competitive pricing environment continues to linger on a global basis,” said Chairman and Chief Executive Officer William Foley. “We remain confident that we are taking the appropriate measures to improve the long-term performance of our business. We’re seeing indications that certain pricing initiatives we implemented last quarter are taking hold, and that our new product initiatives are beginning to gain traction in the marketplace. We’re also very pleased that our new e-commerce platform launched on time and on budget in mid-July.”

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Libbey Inc.

Foley concluded, “As we look to the second half of the year, we believe that the strategic initiatives we’ve been focused on over the last year will start to contribute and alleviate some of the short-term competitive pressures in our market. We remain the strongest, most innovative glass tableware company in the world, and we look forward to a better second half compared to the prior-year period, supported by improved profitability in EMEA as a result of our furnace realignment activities, improved operating performance and cost reductions, and sales contributions from new products and e-commerce.”

Second Quarter Financial & Operating Highlights

Three months ended June 30, (dollars in thousands)	Net Sales		Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
	2017	2016	$ Change	% Change
U.S. & Canada	$121,871	$125,061	$(3,190)	(2.6)%	$762	(3.2)%
Latin America	36,503	40,619	(4,116)	(10.1)%	(731)	(8.3)%
EMEA	31,054	32,709	(1,655)	(5.1)%	(1,877)	0.7%
Other	8,086	9,513	(1,427)	(15.0)%	(36)	(14.6)%
Consolidated	$197,514	$207,902	$(10,388)	(5.0)%	$(1,882)	(4.1)%

•
Net sales in the U.S. and Canada segment were lower due to softer sales in the retail and business-to-business channels, which were down approximately 10 percent and 2 percent, respectively. U.S. and Canada foodservice net sales were flat versus prior year, despite volume increases in the channel.

•
In Latin America, net sales declined as a result of lower net sales across all channels, primarily due to lower volume in the retail channel. Decreased volume in the business-to-business channel was offset by favorable price and mix.

•	Net sales in the EMEA segment decreased primarily as a result of unfavorable currency.

•	Net sales in Other were down as a result of softer sales in China.

•
The Company’s effective tax rate was 163.0 percent for the second quarter of 2017, compared to 43.5 percent in the year-ago period. The change in the effective tax rate was driven by several items, including lower pretax income, the timing and mix of pretax income earned in tax jurisdictions with varying tax rates, and the impact of foreign exchange losses compared to gains in the prior period.

First Six Months of 2017 Financial & Operating Highlights

Six months ended June 30,			Increase/(Decrease)		Currency Effects	Constant Currency Sales Growth (Decline)
(dollars in thousands)	2017	2016	$ Change	% Change
U.S. & Canada	$231,200	$237,113	$(5,913)	(2.5)%	$1,302	(3.0)%
Latin America	67,225	74,822	(7,597)	(10.2)%	(3,461)	(5.5)%
EMEA	56,385	60,569	(4,184)	(6.9)%	(3,479)	(1.2)%
Other	15,698	18,205	(2,507)	(13.8)%	(259)	(12.3)%
Consolidated	$370,508	$390,709	$(20,201)	(5.2)%	$(5,897)	(3.7)%

•
Net sales in the U.S. and Canada segment were lower due to softer retail and foodservice channel sales, which were down approximately 9 percent and 2 percent, respectively. U.S. and Canada business-to-business net sales increased compared to prior year approximately 4 percent, mainly related to an increase in volume.

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Libbey Inc.

•	In Latin America, net sales declined as a result of lower net sales across all channels, specifically due to lower volume in the retail and business-to-business channels and unfavorable currency.

•	Net sales in the EMEA segment decreased primarily as a result of unfavorable currency across all three channels, as well as lower volume in the retail channel.

•	Net sales in Other were down as a result of softer sales in China.

•
The Company’s effective tax rate was 12.6 percent for the first six months of 2017, compared to 41.0 percent in the year-ago period. The change in the effective tax rate was driven by several items, including lower pretax income, the timing and mix of pretax income earned in tax jurisdictions with varying tax rates, and the impact of foreign exchange losses compared to gains in the prior period.

Balance Sheet and Liquidity

•	The Company had available capacity of $90.3 million under its ABL credit facility at June 30, 2017, with no loans outstanding and cash on hand of $28.2 million.

•
At June 30, 2017, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $202.4 million, a decrease of $17.0 million from $219.4 million at June 30, 2016. The decrease was a result of lower accounts receivable and inventories and higher accounts payable.

Outlook
Today the Company affirmed its previous full-year 2017 outlook, but indicated that it expects Adjusted EBITDA margin (see Table 6) to be near the low end of its previously provided 11 percent to 13 percent range. The Company still expects:

•	Net sales decline in the low-to-mid single digits, compared to the full year 2016, on a reported basis, with continued currency headwinds

•	Capital expenditures of approximately $50 million
“Competitive pressures have remained elevated through the first half of the year, and as a result, we believe Adjusted EBITDA margins for the full year will be near the low end of our previously provided outlook range,” said Jim Burmeister, vice president, chief financial officer. “During the second quarter, we repaid another optional $5.0 million on our Term Loan B, as we continue to pursue our goal of reaching our target Debt Net of Cash to Adjusted EBITDA leverage ratio of 2.5x to 3.0x (see Table 5).”

Webcast Information
Libbey will hold a conference call for investors on Tuesday, August 1, 2017, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.
Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Masters Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2016, Libbey Inc.'s net sales totaled $793.4 million. Additional information is available at www.libbey.com.

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Libbey Inc.

Use of Non-GAAP Financial Measures
To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•
We define Adjusted EBITDA and Adjusted EBITDA Margin as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items that Libbey believes are not reflective of our core operating performance.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•	We define Adjusted SG&A and Adjusted SG&A Margin as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance.

•	We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt before unamortized discount and finance fees, less cash and cash equivalents, divided by Adjusted EBITDA (defined above).

Constant Currency
We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, Euro and RMB.

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Caution on Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 3, 2017. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; changes in trends in the restaurant and bar industry and the retail channel of distribution that impact demand for our products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; and the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,
	2017	2016

Net sales	$197,514	$207,902
Freight billed to customers	747	662
Total revenues	198,261	208,564
Cost of sales	157,483	158,153
Gross profit	40,778	50,411
Selling, general and administrative expenses	33,676	30,673
Income from operations	7,102	19,738
Other income (expense)	(644)	802
Earnings before interest and income taxes	6,458	20,540
Interest expense	5,138	5,154
Income before income taxes	1,320	15,386
Provision for income taxes	2,152	6,691
Net income (loss)	$(832)	$8,695

Net income (loss) per share:
Basic	$(0.04)	$0.40
Diluted	$(0.04)	$0.40
Dividends declared per share	$0.1175	$0.1150

Weighted average shares:
Basic	22,030	21,865
Diluted	22,030	22,003

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Six months ended June 30,
	2017	2016

Net sales	$370,508	$390,709
Freight billed to customers	1,423	1,280
Total revenues	371,931	391,989
Cost of sales	300,839	301,604
Gross profit	71,092	90,385
Selling, general and administrative expenses	66,651	64,808
Income from operations	4,441	25,577
Other income (expense)	(2,904)	787
Earnings before interest and income taxes	1,537	26,364
Interest expense	10,005	10,398
Income (loss) before income taxes	(8,468)	15,966
Provision (benefit) for income taxes	(1,066)	6,553
Net income (loss)	$(7,402)	$9,413

Net income (loss) per share:
Basic	$(0.34)	$0.43
Diluted	$(0.34)	$0.43
Dividends declared per share	$0.235	$0.230

Weighted average shares:
Basic	21,984	21,858
Diluted	21,984	22,002

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS:
Cash and cash equivalents	$28,167	$61,011
Accounts receivable — net	88,969	85,113
Inventories — net	180,066	170,009
Prepaid and other current assets	15,350	16,777
Total current assets	312,552	332,910
Purchased intangibles — net	14,945	15,225
Goodwill	164,112	164,112
Deferred income taxes	39,226	40,016
Other assets	10,611	9,514
Property, plant and equipment — net	263,575	256,392
Total assets	$805,021	$818,169

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$66,636	$71,582
Salaries and wages	24,185	27,018
Accrued liabilities	50,148	41,807
Accrued income taxes	1,725	1,384
Pension liability (current portion)	2,373	2,461
Non-pension postretirement benefits (current portion)	4,897	4,892
Derivative liability	1,178	1,928
Long-term debt due within one year	6,174	5,009
Total current liabilities	157,316	156,081
Long-term debt	390,207	402,831
Pension liability	45,729	43,934
Non-pension postretirement benefits	50,429	55,373
Deferred income taxes	2,030	1,859
Other long-term liabilities	12,508	12,972
Total liabilities	658,219	673,050

Common stock and capital in excess of par value	331,963	329,941
Retained deficit	(70,013)	(59,625)
Accumulated other comprehensive loss	(115,148)	(125,197)
Total shareholders’ equity	146,802	145,119
Total liabilities and shareholders’ equity	$805,021	$818,169

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six months ended June 30,
	2017	2016
Operating activities:
Net income (loss)	$(7,402)	$9,413
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,383	25,435
Loss on asset sales and disposals	54	119
Change in accounts receivable	(2,538)	1,389
Change in inventories	(7,182)	(11,303)
Change in accounts payable	(6,344)	(6,688)
Accrued interest and amortization of discounts and finance fees	713	(1,890)
Pension & non-pension postretirement benefits, net	2,982	(1,766)
Accrued liabilities & prepaid expenses	9,442	14,687
Income taxes	(3,619)	1,415
Share-based compensation expense	2,148	3,323
Other operating activities	(728)	(1,779)
Net cash provided by operating activities	9,909	32,355

Investing activities:
Additions to property, plant and equipment	(27,048)	(15,511)
Net cash used in investing activities	(27,048)	(15,511)

Financing activities:
Borrowings on ABL credit facility	3,277	6,000
Repayments on ABL credit facility	(3,277)	(6,000)
Other repayments	(169)	(350)
Repayments on Term Loan B	(12,200)	(12,200)
Stock options exercised	466	1,050
Taxes paid on distribution of equity awards	(601)	(764)
Dividends	(5,169)	(5,032)
Treasury shares purchased	—	(2,000)
Other financing activities	888	—
Net cash used in financing activities	(16,785)	(19,296)

Effect of exchange rate fluctuations on cash	1,080	(146)
Decrease in cash	(32,844)	(2,598)

Cash & cash equivalents at beginning of period	61,011	49,044
Cash & cash equivalents at end of period	$28,167	$46,446

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. Generally Accepted Accounting Principle (U.S. GAAP) measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Reported net income (loss) (U.S. GAAP)	$(832)	$8,695	$(7,402)	$9,413
Add:
Interest expense	5,138	5,154	10,005	10,398
Provision (benefit) for income taxes	2,152	6,691	(1,066)	6,553
Depreciation and amortization	11,228	13,354	22,383	25,435
Add special items before interest and taxes:
Product portfolio optimization (1)	—	6,784	—	6,784
Reorganization charges (2)	2,488	—	2,488	—
Executive terminations	—	(328)	—	4,619
Pension settlement	—	212	—	212
Adjusted EBITDA (non-GAAP)	$20,174	$40,562	$26,408	$63,414

Net sales	$197,514	$207,902	$370,508	$390,709
Net income (loss) margin (U.S. GAAP)	(0.4)%	4.2%	(2.0)%	2.4%
Adjusted EBITDA margin (non-GAAP)	10.2%	19.5%	7.1%	16.2%
__________________
(1) Product portfolio optimization relates to inventory reductions to simplify and improve our operations.
(2) Workforce reorganization as a part of our cost savings initiatives.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Six months ended June 30,
	2017	2016
Net cash provided by operating activities (U.S. GAAP)	$9,909	$32,355
Net cash used in investing activities (U.S. GAAP)	(27,048)	(15,511)
Free Cash Flow (non-GAAP)	$(17,139)	$16,844

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	June 30, 2017	December 31, 2016	June 30, 2016

Accounts receivable — net	$88,969	85,113	$93,287
Inventories — net	180,066	170,009	189,567
Less: Accounts payable	66,636	71,582	63,459
Trade Working Capital (non-GAAP)	$202,399	$183,540	$219,395

Table 4
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended June 30,		Six months ended June 30,
Net Sales:	2017	2016 (7)	2017	2016 (7)

U.S. & Canada (1)	$121,871	$125,061	$231,200	$237,113
Latin America (2)	36,503	40,619	67,225	74,822
EMEA (3)	31,054	32,709	56,385	60,569
Other (4)	8,086	9,513	15,698	18,205
Consolidated	$197,514	$207,902	$370,508	$390,709

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$15,045	$24,457	$22,546	$37,297
Latin America (2)	1,907	8,570	(1,172)	13,272
EMEA (3)	(2,057)	355	(2,894)	(142)
Other (4)	(854)	876	(2,069)	1,326
Segment EBIT	$14,041	$34,258	$16,411	$51,753

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$14,041	$34,258	$16,411	$51,753
Retained corporate costs (6)	(5,095)	(7,050)	(12,386)	(13,774)
Pension settlement	—	(212)	—	(212)
Reorganization charges	(2,488)	—	(2,488)	—
Product portfolio optimization	—	(6,784)	—	(6,784)
Executive terminations	—	328	—	(4,619)
Interest expense	(5,138)	(5,154)	(10,005)	(10,398)
(Provision) benefit for income taxes	(2,152)	(6,691)	1,066	(6,553)
Net income (loss)	$(832)	$8,695	$(7,402)	$9,413

Depreciation & Amortization:
U.S. & Canada (1)	$3,084	$3,379	$6,166	$6,835
Latin America (2)	4,510	4,516	8,907	9,058
EMEA (3)	1,848	3,617	3,692	5,775
Other (4)	1,329	1,409	2,683	2,837
Corporate	457	433	935	930
Consolidated	$11,228	$13,354	$22,383	$25,435
(1) U.S. & Canada—includes sales of manufactured and sourced tableware having an end market destination in the U.S and Canada excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.
(2) Latin America—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Latin America including glass products for OEMs that have an end market destination outside of Latin America.
(3) EMEA—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(4) Other—includes primarily sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.
(7) In the first quarter of 2017, net sales and related costs for certain countries were reclassified between segments to align with changes in business unit responsibilities. Accordingly, 2016 segment results have been reclassified to conform to the current year structure. The revised 2016 segment results do not affect any previously reported consolidated financial results.

Table 5
Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Last twelve months ended June 30, 2017	Last twelve months ended June 30, 2016

Reported net income (loss) (U.S. GAAP)	$(6,742)	$58,240
Add:
Interest expense	20,495	19,821
Provision (benefit) for income taxes	10,092	(35,365)
Depreciation and amortization	45,434	47,494
Special items before interest and taxes	5,356	35,178
Adjusted EBITDA (non-GAAP)	$74,635	$125,368

Reported debt on balance sheet (U.S. GAAP)	$396,381	$419,220
Plus: Unamortized discount and finance fees	3,840	5,141
Gross debt	400,221	424,361
Less: Cash and cash equivalents	28,167	46,446
Debt net of cash	$372,054	$377,915

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	5.0 x	3.0 x

Table 6
Full year Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2017 net sales)
(unaudited)
Outlook for the year ended December 31, 2017

Net income margin (U.S. GAAP)	0.1%
Add:
Interest expense	2.6%
Provision for income taxes	2.0%
Depreciation and amortization	6.0%
Special items before interest and taxes	0.3%
Adjusted EBITDA Margin (non-GAAP)	~ 11.0%

Table 7
Full year Outlook on Adjusted SG&A Margin
(percent of net sales)
(unaudited)

	Outlook for the year ended December 31, 2017	Year ended December 31, 2016
SG&A margin (U.S. GAAP)	17.3%	15.2%
Deduct special items in SG&A expenses:
Executive terminations	—%	(0.5)%
Reorganization charges	(0.3)%	—%
Adjusted SG&A Margin (non-GAAP)	17.0%	14.7%